CONFIDENTIAL TREATMENT REQUESTED BY NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED. THIS EXHIBIT HAS BEEN REDACTED. REDACTED MATERIAL IS MARKED WITH “*” AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 4.19

FRANCHISE AGREEMENT

Beijing Ninetowns Network and Software Co., Ltd. (hereinafter referred to as “Party A”) and Beijing Ninetowns Zhi Fang Software Technology Co., Ltd. (hereinafter referred to as “Party B”) have made the following agreement in respect of the establishment of a strategic cooperative partnership relationship between two parties and Party B becoming Party A’s franchisee:

I.	Company Briefs
Party A:	Beijing Ninetowns Network and Software Co., Ltd.
Address:	5th Floor, Building No.14, 7th Block, 188 South 4th Ring Road West, Fengtai District, Beijing
Zip code: 100070	Telephone: 010-58056688

Party B:	Beijing Ninetowns Zhi Fang Software Technology Co., Ltd.
Address:	Building No.1, 5th Block, 188 South 4th Ring Road West, Fengtai District, Beijing
Zip code: 100070	Telephone: 010-58056553

II.	Franchise Products:
The “Ninetowns Network Quality Supervision Software v1.0” enterprise software that was developed independently by Party A and obtained the software products certificate, including a number of functions such as electronic certification of Origin Certificate and electronic inspection application.

III.	Franchise Requirements:
In order to increase Party B’s reputation, and in consideration of the degree of acceptance of software sales companies by import/export enterprises in Hua Nan Region, Party A consents to Party B’s use of the Ninetowns business name in its company name, but it is agreed that Party B shall not use the said business name to engage in business activities that are unrelated to the import/export business.

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IV.	Franchise Scope:
Hua Dong District, PRC
V.	Franchise Period:
Within two years from January 1, 2007.
VI.	External Uniform Selling Price:
The standard price of the product is RMB3, 000 per set. The first year standard service price is RMB1, 500 per year.

VII.	Obligations of Both Parties:
Obligations of Party A:
1.	Party A guarantees that the products that it provides have undergone the administrative authorization of the General Administration of Quality Supervision, Inspection and Quarantine of the PRC.
2.
In consideration of the fact that the poorer degree of acceptance of Party B by import/export enterprise customers in Hua Dong Region in the initial period of Party B’s agency business is adverse to the start of the work, and in order to increase Party B’s reputation, Party A consents to Party B’s use of the Ninetowns business name in its company name, but Party B promises not to use the said business name to engage in business activities that are unrelated to the import/export business.

3.	Party A guarantees that during the effective period of this agreement, it will obtain Party B’s prior consent before developing other agencies within the franchise region.
4.	Party A is responsible for providing qualified products promptly in accordance with Party B’s ordering program.
5.	Party A is responsible for applying for inspection and quarantine electronic service platform communication account numbers for users developed by Party B.
6.	Party A is responsible for providing all product-related marketing and training materials.
7.	Party A is responsible for providing the corresponding product and technical training to Party B.
8.	Telephone technical support service.
Obligations of Party B:
9.	Party B is responsible for works such as sales, service, and technical support of Party A’s products in Hua Dong Region.

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

10.	Party B guarantees that it will observe the relevant state laws and regulations and those relevant to the industry in the process of product sales.
11.	Party B guarantees that it will not be the franchisee for any other products that have a competitive relationship with Party A in Hua Dong Region during the effective period of this agreement.
12.	Party B guarantees that the products that it sells are the official versions of Party A’s products, and Party B guarantees that it will not engage in any form of pirating activities.
13.	Party B guarantees that it will provide users with after-sales service and technical support in accordance with Party A’s service standards and service contents.
14.	Party B guarantees that it will make the product payments to Party A within prescribed time limit.

VIII.	Product Settlement Price:
The specific settlement price is as follows:
1.	The fixed sales price of Party A’s product (software only) saleable to Party B shall be **********.
2.	Party B will continue to provide service to Party A’s old customers. It will charge an annual service fee of ***********, of which Party A and Party B will each receive *********.
Note:	The settlement prices of both parties are provisional prices, which may be revised in future by supplementary agreements depending on the circumstances.
IX.	Settlement Period:
Both parties agree that the settlement period is three months.

X.	Agreement Modification
When either party to the agreement requests to modify the agreement, it should notify the other party in writing, and the other party should respond within one week. All modifications of the agreement must be approved in writing by both parties, and they will be regarded as inseverable parts of this agreement.

XI.	Rights of Both Parties To Terminate the Agreement Unilaterally

In the occurrence of any of the below listed circumstances, Party A is entitled to terminate this agreement unilaterally without assuming any liability for breach of agreement:

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1.
Without Party A’s consent, Party B is the franchisee for any other products that have a competitive relationship with Party A in the abovementioned sales region during the effective period of this agreement.

2.	Party B fails to settle with Party A within prescribed time limit and is in default of product payments for more than 30 days in arrears.
3.	Party B fails to observe the relevant state laws and regulations and those relevant to the industry, which damages Party A’s products and reputation.
4.	Party B engages in any form of pirating activities in respect of Party A’s products.
5.
Party B fails to provide after-sales service and technical support to product users in accordance with Party A’s service standards and service contents, which results in complaints by a large number of users.

In the occurrence of any of the below listed circumstances, Party B is entitled to terminate this agreement unilaterally without assuming any liability for breach of agreement:

1.	Party A, without Party B’s consent, develops new franchisee within the Hua Dong Region during the effective period of the agreement.
2.	Party A fails to provide qualified products to Party B on schedule in accordance with Party B’s ordering program, and the delay is more than 30 days after the agreed delivery time.
3.
Party A fails to promptly apply for inspection and quarantine electronic service platform communication account numbers for users developed by Party B as agreed in the agreement, and the account opening time is more than 20 days after Party B’s application time.

4.	Party A refuses to provide all product-related marketing and training materials and the corresponding product and technical training to Party B.

XII.	Termination of the Agreement
This agreement is automatically terminated if the following circumstances occur:
1.	Expiration of the agreement.
2.	During the effective period of the agreement, within the unanimous consent of both parties through consultation.
3.	Both parties fail to reach consensus on a request by either party to modify the agreement, which makes the continued performance of this agreement impossible.

XIII.	Renewal of the Agreement
120 days before the expiration of the agreement, either party to the agreement should notify the other party in writing whether they wish to renew this agreement. If both parties reach unanimity through consultation, this agreement will be renewed. The failure of either party to notify the other party within the prescribed time limit will be

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regarded as its termination of this agreement, and the other party is entitled to take any measures without assuming any liability for breach of agreement.

XIV.	Force Majeure
Force majeure refers to events that both parties could not foresee when they made the agreement, and for which they cannot prevent the occurrence and cannot overcome the consequences.

If it is impossible for one party to perform this agreement due to force majeure, it should promptly notify the other party of the reasons why it is impossible to perform or needs to delay the performance or perform part of this agreement, and it should provide legally valid supporting documents. Through consultation by both parties, the delay of the performance or the performance of part of the agreement or the non-performance of this agreement is permitted, and part or all of the liability for breach of agreement may be exempted in accordance with the particular circumstances. If a force majeure event occurs after the party concerned has delayed the performance, it may not be exempted from all liability for breach of agreement.

XV.	Liability for Breach of Agreement
1.
If the continued performance of this agreement is impossible due to the fault of either party under this agreement, the defaulting party should pay a corresponding breach penalty to the other party. The amount of the breach penalty will be 10 percent of the amount of the agreement.

2.
If Party B fails to settle with Party A within prescribed time limit, Party B should pay a delay charge to Party A at a rate calculated in accordance with the bank lending interest rate for the corresponding period. The calculation basis is the amount of the products payments arrears and the time period.

3.
If Party A fails to provide qualified products to Party B within prescribed time limit, Party A should pay a delay charge to Party B at a rate calculated in accordance with the bank lending interest rate for the corresponding period. The calculation basis is the amount of the goods settlement arrears and the delayed delivery period.

XVI.	Resolution of Disputes
If a dispute arises in the course of the performance of this agreement, both parties should engage in friendly consultation. If it is impossible for both parties to reach unanimity through consultation, they may apply for arbitration, and either party who is not satisfied with the arbitral awards may appeal to the People’s Court.

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XVII.
Matters not covered by this agreement will be settled through consultation by both parties and confirmed in the form of attachments to the agreement signed by both parties. The attachments are inseverable parts of this agreement, and they have same legal effect as the agreement.

The original of this agreement and its attachments consist of four identical copies, and each party keeps two copies. This agreement takes effect after being signed and sealed by both parties.

Party A	:	Beijing Ninetowns Network and Software Co., Ltd.	Party B	:	Beijing Ninetowns Zhi Fang Software Technology Co., Ltd.

		[Seal]			[Seal]

Party A’s Representative (Seal):			Party B’s Representative (Seal):

Date: December 26, 2006			Date: December 26, 2006

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